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                                                                    EXHIBIT 99.1

TRANSACTION BETWEEN CHAMPION INTERNATIONAL CORPORATION AND BERKSHIRE HATHAWAY
INC.

Stamford, CT, June 22, 1995 -- Champion International Corporation today announced that subsidiaries of Berkshire Hathaway Inc. have converted all 300,000 shares of Champion's $92.50 Cumulative Convertible Preference Stock into 7,894,737 shares of Champion's Common Stock.

In accordance with its right of first refusal, Champion purchased the 7,894,737 shares of Common Stock from the Berkshire Hathaway subsidiaries at a price of $49.125 per share, or $1.125 less than the market price per share of Champion's Common Stock at the time of the purchase.

Champion is one of America's leading manufacturers of paper for business communications, commercial printing, publications, and newspapers. Headquartered in Stamford, Connecticut, the company owns or manages more than five million acres of forestlands in the United States and is also a major manufacturer of market pulp, plywood and lumber.